Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of December 13, 2014 by and between LightBeam Electric Company, a Delaware corporation (the “Company”) on behalf of itself and any of its subsidiaries, affiliates and related entities, and Carl Weatherley-White (the “Executive”) (the Company and the Executive, collectively, the “Parties,” and each, a “Party”). Certain capitalized terms are defined in Section 29.

WITNESSETH:

WHEREAS, the Company desires to continue to employ the Executive as President of the Company and Managing Director of the Company’s New York City office, and the Executive is willing to continue to be so employed, pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Employment

(a) The Company will continue to employ the Executive, and the Executive will continue to be employed by the Company, upon the terms and conditions set forth herein.

(b) The employment relationship hereunder between the Company and the Executive shall be governed by the general employment policies and practices of the Company, including without limitation, those relating to the Company’s Code of Conduct, as and when in effect, confidential information and avoidance of conflicts, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Employment Term. Subject to termination under Section 9, the Executive’s Employment Term hereunder shall be for the period commencing on the closing date of an IPO (the “Effective Date”) and shall continue through first anniversary of the Effective Date. The term of this Agreement shall automatically renew for periods of one-year, unless either Party gives written notice to the other Party at least 30 days prior to the end of the then existing term or at least 30 days prior to the end of any one-year renewal period that the term of the Agreement shall not be further extended, in which case the Executive’s employment shall terminate upon the expiration of the then existing term of this Agreement. The period commencing on the Effective Date and ending on the date on which the term of the Agreement terminates in accordance with this Section 2 or upon termination of employment in accordance with Section 9 below is referred to herein as the “Employment Term.” The Executive shall provide the Company with written notice of his intent to terminate employment with the Company at least 30 days prior to the effective date of such termination.

3. Position and Duties of the Executive.

(a) The Executive shall serve as President of the Company and Managing Director of the Company’s New York City office, and shall have such duties and authority consistent with such position as are customary for the position of a president of a company of the size and nature of the business of the Company, and managing director of an office of the size of the Company’s New York City office, and as may be assigned by the Chief Executive Officer of the Company (the “CEO”), from time to time consistent with such positions. The Executive agrees to serve as an officer and/or be an employee of any Subsidiary as may be reasonably requested from time to time by the CEO. In such capacities, the Executive shall report to the CEO.

(b) During the Employment Term, the Executive shall, except as may from time to time otherwise be agreed to in writing by the Company, during reasonable vacations (as set forth in Section 7 hereof) and authorized leave, and as may from time to time otherwise be permitted pursuant to Section 3(c), devote his best efforts, full attention and energies during his normal working time to the business of the Company and such duties and responsibilities commensurate with Executive’s position and duties as set forth in Section 3(a), in each case, within the framework of the Company’s policies and objectives.

(c) During the Employment Term, and provided that such activities do not contravene the provisions of Sections 3(a) or 3(b) or Sections 10, 11 or 12 hereof and, provided further, the Executive does not engage in any other substantial business activity for gain, profit or other pecuniary advantage which materially interferes with the performance of his duties hereunder, the Executive may participate in any governmental, educational, charitable or other community affairs, manage his personal investments, and, subject to the prior approval of the CEO serve as a member of the governing board of any such organization or any private or public for-profit company. Notwithstanding the foregoing, the Executive shall be permitted during the Employment Term to continue to perform consulting work (and retain compensation therefrom) from assignments he had commenced prior to the date this Agreement was executed in order to finish such work as long as such work does not materially interfere with his duties hereunder.

4. Compensation.

(a) Base Salary. During the Employment Term, the Company shall pay to the Executive an annual base salary of $280,000 (the “Base Salary”), which Base Salary shall be payable at the times and in the manner consistent with the Company’s general policies regarding payment of salary to the Company’s senior executives. The Base Salary will be reviewed periodically by the CEO and may be adjusted from time to time for increase (but not decrease) in the CEO’s sole discretion.

(b) Incentive Compensation. The Executive will be eligible to participate in any discretionary bonus, short-term and long-term cash incentive compensation plans and such other management incentive programs or arrangements of the Company approved by the Board of Directors (the “Board”) that are generally available to the Company’s senior executives on terms and conditions generally consistent with his positions in the Company and those afforded other senior executives. During the Employment Term, the Executive shall have a target annual cash bonus opportunity equal to 100% of his Base Salary, subject to the terms of the applicable plan, program or arrangement and this Agreement. Except as otherwise provided in this Agreement, incentive compensation shall be paid in accordance with the terms and conditions of the applicable plans, programs and arrangements and the documents evidencing the grant of awards thereunder. Incentive compensation, if earned, shall be paid when incentive compensation is customarily paid to the Company’s senior executives in accordance with the terms of the applicable plans, programs or arrangements. Any annual cash bonus payable under this Agreement for the fiscal year in which the Effective Date occurs will be pro-rated based on the number of days in the Employment Term for such fiscal year. Pursuant to the Company’s applicable incentive compensation plans as in effect from time to time, the Executive’s incentive compensation during the Employment Term may be determined according to criteria intended to qualify as performance-based compensation under Section 162(m) of the Code.

(c) Equity Compensation.

(i) During the Employment Term, the Executive shall be eligible to participate in such equity incentive compensation plans and programs as the Company generally provides to its senior executives on terms and conditions generally consistent with his performance and positions in the Company and those afforded other senior executives and in accordance with the terms and conditions of the applicable plans, programs and arrangements and the documents evidencing the grant of awards thereunder and this Agreement. During the Employment Term, the Compensation Committee may, in its sole discretion but consistent with this Agreement, grant equity awards to the Executive, which would be subject to the terms of the award agreements evidencing such grants and the applicable plan or program.

(ii) In connection with the IPO and effective on the Effective Date, the Company will grant the Executive:

(1)	a number of fully vested shares of Common Stock equal to 4.0% of the total shares of Common Stock, measured immediately after the issuance of Common Stock to participants contributing assets to the Company, such assets being contributed immediately prior to the issuance of shares of Common Stock to the public in the IPO (the “Stock Grant”). The Stock Grant is subject to dilution in connection with the issuance of shares of Common Stock to the public in the IPO, and thereafter, whether as a result of the issuance of shares to the public in the IPO, to investors to raise capital, to new or additional participants, to executives, or for any other reason; and

(2)	a number of fully vested shares of Common Stock on the Effective Date equal to (x) $70,000 times (y) the number of months (or partial months) from November 8, 2013 to the

Effective Date divided by (z) the IPO Price (i.e., the price set by the underwriters prior to trading on the Effective Date). The Executive will receive the stock grant set forth in this Section 4(c)(ii)(2), regardless of whether he is employed by the Company on the Effective Date, provided that if the Executive is not so employed on the Effective Date, then (y) in the formula above will be the number of months (or partial months) from November 8, 2013 to the date that Executive terminated services with the Company prior to the Effective Date.

(iii) In addition, the Company agrees that the Executive may sell shares to the Company to cover the Executive’s income and employment tax obligations (which shall include the Company’s tax withholding obligations) on the equity grant referred to in Section 4(ii)(1).

5. Benefits. During the Employment Term, the Executive shall be entitled to participate in the Company’s group health, major medical, life insurance, long and short-term disability, vision, dental, retirement, savings and employee benefit plans, programs and arrangements, if any, pursuant to their respective terms and conditions (the “Employee Plans”). Nothing in this Agreement shall preclude the Company or any Affiliate of the Company from terminating or amending any Employee Plan from time to time after the Effective Date; provided that any such action shall be applied generally to all senior executives of the Company, as applicable.

6. Expenses. The Company shall pay or reimburse the Executive for reasonable and necessary business expenses incurred by the Executive in connection with his duties on behalf of the Company in accordance with the Company’s expense reimbursement policy applicable to senior executives of the Company, as may be amended from time to time, following submission by the Executive of reimbursement expense forms in a form consistent with such expense policies.

7. Vacation. In addition to such holidays, sick leave, personal leave and other paid leave as is allowed under the Company’s policies applicable to senior executives generally, the Executive shall be entitled to participate in the Company’s vacation policy at a minimum of four (4) weeks vacation per calendar year, in accordance with the Company’s policy generally applicable to senior executives.

8. Place of Performance. The Executive’s place of work, subject to reasonable and necessary travel requirements, shall be the offices of the Company located in New York, New York.

9. Termination and Effect of Change in Control.

(a) Termination by the Company for Cause or Resignation by the Executive without Good Reason. If, during the Employment Term, the Executive’s employment is terminated by the Company for Cause, or if the Executive resigns without Good Reason, the

Executive shall not be eligible to receive Base Salary or to participate in any Employee Plans with respect to future periods after the date of such termination or resignation except for the right to receive (i) accrued but unpaid cash compensation, including, without limitation, Base Salary, vacation days and, other than a termination for Cause, any bonuses for performance periods which have ended as of the date of termination (which, for the avoidance of doubt, does not include a partial year’s bonus if the date of termination is prior to the end of a performance period), (ii) vested benefits under any Employee Plan in accordance with the terms of such Employee Plan and applicable law, (iii) treatment of his equity and/or long-term incentive awards in accordance with the applicable plan, award agreement and this Agreement (including any rights under Section 4(c)(iii) of this Agreement) and (iv) any payments or reimbursements due pursuant to Section 6 of this Agreement or the equity grants under Section 4(c)(ii)(2) which remain unpaid, unreimbursed or have not been granted as of the date of termination (“Accrued Entitlements”).

(b) Termination by the Company without Cause, Resignation by the Executive for Good Reason or Upon Notice of Non-Renewal by the Company. If, during the Employment Term, the Executive’s employment is terminated by the Company without Cause, the Executive terminates for Good Reason or the Company provides a notice of non-renewal of the Employment Term in accordance with Section 2 above (and the Executive is willing and able to enter into a new agreement providing terms and conditions substantially similar to those in this Agreement and the Executive is willing and able to continue providing services in accordance with such terms and conditions), then once such termination constitutes a Separation from Service the Executive shall be entitled to receive from the Company: (1) the Accrued Entitlements, and (2) conditioned upon the Executive executing a Release (which will be provided to the Executive by the Company as soon as practicable following the Separation from Service) within the Release Consideration Period and delivering it to the Company with the Release Revocation Period expired without revocation, the following:

(i) periodic payments in an aggregate amount equal to one times (x) his Base Salary in effect prior to the termination of his employment (or, if termination occurs for Good Reason based on a reduction of Base Salary, his Base Salary in effect immediately before such reduction) plus (y) the average of the bonuses the Executive received for the two years prior to the date of termination (or if there have not been two bonuses, the highest bonus he received prior to such termination date or, if none, an amount equal to his target bonus opportunity), which payments shall be paid to the Executive in equal installments on the regular payroll dates under the Company’s payroll practices applicable to the Executive on the date of this Agreement for the Payment Period, commencing on the 60th day following the Separation from Service (and the first payment will include any installment payments not yet made from the Separation from Service and such 60th day), subject to Section 25;

(ii) any portion of any outstanding time-based vesting equity award that has not yet become vested as of the Separation from Service shall automatically accelerate and become fully vested immediately prior to the Separation from Service (with any restricted stock or restricted stock units delivered to the Executive in accordance with the applicable plan and/or award agreement) and any outstanding equity awards held by the Executive at Separation from Service that are subject to performance- based vesting conditions shall vest, if at all, and be delivered in accordance with the terms of the award agreement pursuant to which they were granted. All post-employment exercise periods for vested stock options will be extended to the end of the 12 month period following the Executive’s Separation from Service; and

(iii) provided that the Executive timely elects continuation coverage under Section 4980B of the Code, continued participation at the Executive’s sole cost in the Company’s group health plans at then-existing participation and coverage levels for the Payment Period, in accordance with Section 409A of the Code, comparable to the terms in effect from time to time for the Company’s senior executives, but only to the extent that the Executive makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portions) required to maintain such comparable coverage on or before the first day of each calendar month commencing during the Payment Period, and the Company shall reimburse the Executive, in accordance with the terms of Section 6 hereof, for the amount of such premiums, if any, in excess of any employee contributions necessary to maintain such coverage, except that (A) following such period, the Executive shall retain any rights to continue coverage under the Company’s group health plans under the benefits continuation provisions pursuant to Section 4980B of the Code by paying the applicable premiums of such plans; and (B) the Executive shall no longer be eligible to receive the benefits otherwise receivable pursuant to this Section 9(b)(iii) as of the date that the Executive becomes eligible to receive comparable benefits from a new employer.

Notwithstanding anything in this Section 9(b) to the contrary, to the extent the Executive has not executed the Release and delivered it to the Company within the Release Consideration Period, or has revoked the executed Release within the Release Revocation Period, the Executive will forfeit any right to receive the payments and benefits specified in this Section 9(b)(i) through (iii). For the avoidance of doubt, the Executive shall not be entitled to duplication of any severance, benefit or entitlement (whether pursuant to this Agreement, any other plan, policy, arrangement of, or other agreement with, the Company or any Affiliate or pursuant to law)

(c) Termination by Death. If the Executive dies during the Employment Term, the Executive’s employment will terminate and the Executive’s beneficiary or if none, the Executive’s estate, shall be entitled to receive from the Company the Accrued Entitlements and a pro-rata bonus for the year of termination, determined by multiplying the amount the Executive would have received if he remained employed for the full performance year (with any personal goals deemed to be earned at 100%), by a fraction, the numerator of which is the number of days the Executive was employed during the performance period and the denominator of which is 365 (a “Pro-Rata Bonus”), which Pro-Rata Bonus shall be paid in a lump sum when bonuses are paid to executives of the Company, but not later than the date that is two and one-half months after the end of the fiscal year in which annual cash bonuses are paid to executives of the Company.

(d) Termination by Disability. If the Executive becomes Disabled prior to the expiration of the Employment Term, the Executive’s employment will terminate, and provided once such termination constitutes a Separation from Service, the Executive shall be entitled to receive from the Company the Accrued Entitlements and a Pro-Rata Bonus, which Pro-Rata Bonus shall be paid in a lump sum when bonuses are paid to executives of the Company, but not later than the date that is two and one-half months after the end of the fiscal year in which annual cash bonuses are paid to executives of the Company.

(e) Termination in Connection with a Change in Control. If during the Employment Term, the Executive’s employment is terminated by the Company without Cause, the Executive terminates for Good Reason or the Company provides a notice of non-renewal of the Employment Term within six months prior to a Change in Control or upon or within two years following a Change in Control, the Executive shall be entitled to the payments in Section 9(b), except the multiple in Section 9(b)(i) shall be two rather than one times and the bonus portion of the severance shall be based on the greater of (i) the bonus calculated under Section 9(b)(i)(y) or (ii) the Executive’s target bonus opportunity and, with respect to a termination without Cause (including upon a notice of non-renewal of the Employment Term by the Company) or for Good Reason within six months prior to a Change in Control, the Executive shall be paid the severance due under Section 9(b)(i) on the payment dates set forth therein and then any severance payable under this Section 9(e) in excess of the amount due under Section 9(b)(i) shall be paid in the manner provided in Section 9(b)(i) but determined as if the Executive’s “separation from service” date was the date of the Change in Control (provided that if the installment payments under Section 9(b)(i) have commenced, the payments due under this Section 9(e) shall commence no later than 30 days after the Change in Control instead of the first payment being on the 60th day after the Change in Control). For the avoidance of doubt, all payments under this Section 9(e) are conditioned upon the Executive executing a Release (which will be provided to the Executive by the Company as soon as practicable following the Separation from Service) within the Release Consideration Period and delivering it to the Company with the Release Revocation Period expired without revocation.

(f) No Mitigation Obligation. No amounts paid under Section 9 will be reduced by any earnings that the Executive may receive from any other source, except that the Executive’s coverage under the Company’s medical, dental and vision plans will terminate as of the date that the Executive is eligible for comparable benefits from a new employer. The Executive shall notify the Company within 30 days after becoming eligible for coverage of any such benefits.

(g) Forfeiture. Notwithstanding the foregoing, any right of the Executive to receive termination payments and benefits not otherwise already earned hereunder shall cease and be forfeited to the extent of any amounts payable after any willful and material breach of Section 10, 11, 12 or 14 by the Executive in accordance with Section 13 of this Agreement. Except as otherwise expressly provided in this Section 9(g), Section 13 or Section 24(c), the Executive’s compensation, benefits and/or entitlements shall not be subject to recoupment or offset on account of any claims by the Company or any Affiliate may have against him.

(h) Effect of a 280G of the Code.

(i) In the event that it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations or Treasury guidance promulgated thereunder, then such payments shall be reduced (with cash payments being reduced before equity-based compensation or other non-cash compensation or benefits, in each case, in reverse order beginning with payments or benefits that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code, provided that, in the case of all of the foregoing payments, compensation and benefits, all amounts that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c)) as would result in no portion of the otherwise applicable payments being considered “excess parachute payments” under Section 280G of the Code; but only to the extent such reduction does not result in the Executive receiving on a net basis after all taxes, including Excise Taxes, less than the Executive would have received net after all taxes, including Excise Taxes, without regard to the reduction. If such reduction would result in the Executive receiving less on a net basis, then his payment shall not be reduced in excess of an amount that would net him at least as much as he would have received on a net basis without regard to the reduction. The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) If, after the Payments have been made to the Executive, it is established that the Payments made to, or provided for the benefit of the Executive exceed the limitations provided in Section 9(h)(i) above (an “Excess Payment”) or are less than such limitations (an “Underpayment”), as the case may be, then the provisions of this Section 9(h)(ii) shall apply. If it is determined that an Excess Payment has been made, the Executive shall repay the Excess Payment within 20 days following the determination of such Excess Payment. In the event that it is determined that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to the Executive on the later of (A) 20 days after such determination or resolution and (B) the time period such Payment would otherwise have been paid or provided to the Executive absent the application of Section 9(h)(i).

(iii) All determinations to be made under this Section 9(h) shall be made by an independent certified public accounting firm selected by the Company immediately prior to the transaction that is subject to Section

280G of the Code and reasonably acceptable to the Executive (the “Accounting Firm”), which shall provide its determinations and any supporting calculations both to the Company and the Executive in writing setting forth in reasonable detail the basis of the Accounting Firm’s determinations. Any such determination by the Accounting Firm shall be certified by the Accounting Firm and binding upon the Company and the Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 9(h) shall be borne solely by the Company.

10. Confidential Information; Statements to Third Parties.

(a) During the Employment Term and on a permanent basis upon and following termination of the Executive’s employment, the Executive acknowledges that all information, whether or not reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form) and whether compiled or created by the Company, any of its Subsidiaries or any of its Affiliates (collectively, the “Company Group”) of a proprietary, private, secret or confidential nature (including, without exception, products, processes, methods, techniques, formulas, compositions, projects, developments, sales strategies, plans, research data, financial data, personnel data, computer programs, customer and supplier lists, trademarks, service marks, copyrights (whether registered or unregistered), and contacts at or knowledge of customers or prospective customers) concerning the Company Group’s business, business relationships or financial affairs, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information (collectively, “Proprietary Information”) shall be the exclusive property of the Company Group. The Executive further acknowledges and agrees that he will take all affirmative steps as reasonably necessary or requested by the Company to protect the Proprietary Information from inappropriate disclosure during and after his employment with the Company.

(b) All materials or copies thereof and all tangible things and other property of the Company Group that embody or represent Proprietary Information in the Executive’s custody or possession shall be delivered to the Company (to the extent the Executive has not already returned them) in good condition, on or before five business days subsequent to the earlier of: (i) a request by the Company or (ii) the Executive’s termination of employment for any reason. To the extent that Executive makes use of his own personal computing devices (e.g., PDA, laptop, thumb drives, etc.) during the Employment Term, upon termination of the Employment Term or at any earlier time if requested by the Company, Executive will deliver such personal computing devices to the Company for review and permit the Company to delete all Proprietary Information from such personal computing devices.

(c) The Executive further agrees that his obligation not to disclose or to use information and materials of the types set forth in Sections 10(a) and 10(b) above, and his obligation to return materials and tangible property, set forth in Section 10(b) above, also extends to such types of information, materials and tangible property of customers of the Company Group, consultants for the Company Group, suppliers to the Company Group, or other third parties who may have disclosed or entrusted the same to the Company Group or to the Executive.

(d) Further the Executive acknowledges that his obligation of confidentiality will survive, regardless of any other breach of this Agreement or any other agreement, by any party hereto, until and unless such Proprietary Information of the Company Group has become, through no fault of the Executive or any third party, generally known to the public or within the relevant trade or industry. In the event that the Executive is required by law, regulation, or court order to disclose any Proprietary Information, the Executive will promptly notify the Company prior to making any such disclosure to facilitate the Company seeking a protective order or other appropriate remedy from the proper authority. The Executive further agrees to cooperate with the Company in seeking such order or other remedy and that, if the Company is not successful in precluding the requesting legal body from requiring the disclosure of the Proprietary Information, the Executive will furnish only that portion of the Proprietary Information that is legally required to be disclosed, and the Executive will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to the Proprietary Information. Notwithstanding anything to the contrary, the Executive shall be permitted to disclose Proprietary Information to the extent necessary to enforce or defend his rights under this Agreement or any other agreement with the Company or any Affiliate.

(e) During the Employment Term and following his termination of employment:

(i) Executive agrees to refrain from making any statements about the Company or its officers or directors that would disparage, or reflect unfavorably upon the image or reputation of the Company or any such officer or director;

(ii) the Company shall direct its officers and directors to refrain from making any statements about Executive that would disparage, or reflect unfavorably upon the image or reputation of Executive; provided, however, that the foregoing shall not prohibit the Company from complying with applicable law, and any such statements shall be deemed to be made by the Company only if made or authorized by a member of the Board or a senior executive officer of the Company; and

(iii) nothing herein precludes honest and good faith reporting by the Executive to appropriate Company or legal enforcement authorities or otherwise complying with applicable law or Executive from making any truthful statement to the extent necessary in connection with any cooperation under Section 14 or any litigation or arbitration involving this Agreement or any other agreement between the Company or any of its Affiliates.

11. Non-Solicitation. In consideration of the Company entering into this Agreement, for a period commencing on the Effective Date and ending on the expiration of the Restricted

Period, the Executive hereby covenants and agrees that he shall not individually or in cooperation with any other person or entity do or suffer any of the following:

(a) solicit, aid, induce or persuade, directly or indirectly, any person who is an employee, representative, or agent of any member of the Company Group to leave his or her employment with any member of the Company Group to accept employment with any other person or entity;

(b) induce any person who is an employee, officer or agent of the Company Group to terminate such relationship;

(c) solicit any customer of the Company Group, or any person or entity whose business the Company Group had solicited to be a customer during the one year period prior to termination of the Executive’s employment for purposes of engaging in business which is competitive with the Company Group within the United States or any territory in which the Company Group conducts business; or

(d) solicit, aid, induce, persuade or attempt to solicit, aid, induce or persuade any person or entity to take any action that would result in a Change in Control of the Company or to seek to control the Board in a material manner without prior written consent of the Board.

(e) For purposes of this Section 11 the term “solicit or persuade” includes, but is not limited to, directly or indirectly (i) initiating communications with an employee of the Company Group relating to possible employment, (ii) offering bonuses or compensation to encourage an employee of the Company Group to terminate his employment, and (iii) initiating communications with any person or entity relating to a possible Change in Control of the Company.

(f) Notwithstanding anything to the contrary contained herein, neither any action taken by the Executive in the ordinary course of carrying out his duties under this Agreement nor the Executive’s response to an unsolicited request for an employment reference regarding any former employee of the Company Group shall be a violation of this Section 11.

12. Developments. The Executive acknowledges and agrees that he will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or copyrightable or not, (i) which relate to the Company’s business and have heretofore been created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others, and not assigned to prior employers, or (ii) which have utility in or relate to the Company’s business, and which are created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others during his employment with the Company, whether or not during normal working hours or on the premises of the Company (all of the foregoing of which are collectively referred to in this Agreement as “Developments”). The Executive further agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of the Executive’s rights, title and interest worldwide in and to all Developments and all related patents, patent applications, copyrights and copyright applications, and any other applications for registration of a proprietary right, and to cooperate fully with the Company and do all things, at the Company’s sole expense, that the Company may reasonably deem necessary or desirable in order to protect its rights and interests in any Development. This Section 12 shall not apply to Developments that the Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities, or Proprietary Information and that does not, at the time of conception or reduction to practice, have utility in or relate to the Company’s business, or actual or demonstrably anticipated research or development.

13. Remedies. The Executive and the Company agree that the covenants contained in Sections 10, 11 and 12 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power and authority to sever or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of the Executive’s obligations under Sections 10, 11 and 12 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of the Executive’s violation of any such provision of this Agreement, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage. Without limiting the applicability of this Section 13 or in any way affecting the right of the Company to seek equitable remedies hereunder, in the event that the Executive materially and willfully breaches any of the provisions of Sections 10, 11 or 12 or engages in any activity that would constitute a material and willful breach save for the Executive’s action being in a state where any of the provisions of Sections 10, 11, 12 or this Section 13 is not enforceable as a matter of law, then, to the extent consistent with Section 409A of the Code such that no additional taxes, interest and/or penalties are imposed on the Executive under Section 409A of the Code, the Company may enforce forfeiture under Section 9(g) above (after written notice of the breach and ten days to cure the breach, to the extent such breach is curable as determined by the Company in its sole discretion), and the Company’s obligation to pay any remaining severance compensation and benefits that has not already been paid to Executive pursuant to Sections 9(b) and 9(e) shall be terminated in accordance with Section 9(g).

14. Continued Availability and Cooperation.

(a) Following termination of the Executive’s employment, the Executive agrees that, consistent with the Executive’s business and personal affairs and his fiduciary duties to the Company, he will cooperate fully with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation, administrative proceeding or investigation involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of the Executive’s employment by the Company (other than any litigation, administrative proceeding or investigation in which the Executive and the Company are opposing parties); provided, however, nothing in this Section 14 shall require the Executive to cooperate in such a way that would jeopardize his legal interest. Cooperation will include, but is not limited to:

(i) making himself reasonably available for interviews and discussions with the Company’s counsel as well as for depositions and trial testimony;

(ii) if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefore, as and to the extent that the Company or the Company’s counsel reasonably requests;

(iii) refraining from impeding in any way the Company’s prosecution or defense of such litigation or administrative proceeding; and

(iv) cooperating fully in the development and presentation of the Company’s prosecution or defense of such litigation or administrative proceeding.

(b) The Company will reimburse the Executive for reasonable travel, lodging, telephone and similar expenses, as well as reasonable attorneys’ fees (if independent legal counsel is necessary), incurred in connection with any cooperation, consultation and advice rendered under this Agreement after the Executive’s termination of employment.

15. Dispute Resolution.

(a) In the event that the Parties are unable to resolve any controversy or claim arising out of or in connection with this Agreement or breach thereof, either Party to the dispute shall refer the dispute to binding arbitration, which shall be the exclusive forum for resolving such claims. Such arbitration will be administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to its Employment Arbitration Rules and Procedures and governed by New York law, which can be accessed at www.jamsadr.com/rules-employment-arbitration. The arbitration shall be conducted by a single arbitrator selected by the Parties according to the rules of JAMS. In the event that the Parties fail to agree on the selection of the arbitrator within 30 days after either Party’s request for arbitration, the arbitrator will be chosen by JAMS. The arbitration proceeding shall commence on a mutually agreeable date within 90 days after the request for arbitration, unless otherwise agreed by the Parties in New York, New York, unless the Parties agree otherwise.

(b) The Company will bear the forum fees required by JAMS, however each Party will bear their own costs and attorneys’ fees associated with the arbitration; provided, however, if the Executive substantially prevails with respect to any claim which is the subject matter of the dispute, the Company shall promptly reimburse him his costs and expenses, including, without limitation, his reasonably attorneys’ fees, payable to him in the year in which the Executive prevails with respect to such dispute.

(c) The arbitrator shall have no power or authority to make awards or orders granting relief that would not be available to a Party in a court of law. The arbitrator’s award is limited by and must comply with this Agreement and applicable federal, state, and local laws. The decision of the arbitrator shall be final and binding on the Parties.

(d) Notwithstanding the foregoing, with respect to any claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to Sections 10, 11, 12 and 13 of this Agreement the Parties may, at their respective discretion, seek relief in aid of arbitration in a court of competent jurisdiction.

16. Other Agreements. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party as of the date the Agreement is executed which are not expressly set forth in this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or other agreements, orally or otherwise, have been made by any Party, or anyone acting on behalf of such Party, pertaining to the subject matter hereof, which are not embodied herein, and that no prior and/or contemporaneous agreement, statement or promise pertaining to the subject matter hereof that is not contained in this Agreement shall be valid or binding on either Party. The Company confirms that except as otherwise expressly provided in this Agreement, there are no other restrictions on the Executive’s activities following termination of his employment. In the event of a conflict between any provision of this Agreement and the provision of any other agreement, plan, policy or arrangement, this Agreement shall control.

17. Withholding of Taxes. The Company will withhold from any amounts payable by it under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling. The Executive shall bear all expense of, and be solely responsible for, all federal, state, city and other taxes due with respect to any payment received under this Agreement.

18. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company without the Executive’s consent.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. If the Executive should die while any amount, benefit or entitlement is due to him hereunder, such amount, benefit or entitlement shall be paid to his designated beneficiary or, if none, his estate.

(c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 18(a) and 18(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 18(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

19. Notices. All communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (to the attention of the General Counsel of the Company) at its principal executive offices and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

20. Indemnification and Coverage under Directors’ and Officers’ Liability Insurance Policies.

(a) The Executive shall be covered under any directors’ and officers’ liability insurance on the same basis that members of the Board and senior executives of the Company are covered and, once insured, shall continue to be covered for six years following the termination of his employment hereunder.

(b) The Company shall indemnify the Executive to the maximum extent permitted under the Company’s corporate governance documents or, if greater, applicable law, for acts or omissions performed within the scope of his employment and/or service to the Company, its Subsidiaries and any of their Affiliates, except for acts or omissions resulting from the Executive’s willful misconduct or gross neglect. If the Executive is made a party to, is threatened to be made a party to, or receives any discovery request or request for information in connection with, any action, suit or proceeding, whether civil or criminal, administrative, or investigative (a “Proceeding”) by reason of the Executive’s performance of his duties and obligations with the Company as a director, officer or employee of the Company or any other member of the Company Group, the Company shall reimburse the Executive for all reasonable attorneys’ fees and costs incurred by him in connection with the Proceeding within thirty (30) days after receipt by the Company of a written request for the reimbursement and documentation supporting the incursion of the expenses; provided that the Company is under no such obligation if the subject of any Proceeding is a result of the Executive’s willful misconduct or gross neglect.

21. Governing Law and Choice of Forum.

(a) This Agreement will be construed and enforced according to the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

(b) To the extent not otherwise provided for by Section 15 of this Agreement, the Executive and the Company consent to the jurisdiction of all state and federal courts located in New York, New York, as well as to the jurisdiction of all courts of which an appeal may be taken from such courts, for the purpose of any suit, action, or other proceeding arising out of, or in connection with, this Agreement or that otherwise arise out of the employment relationship. Each Party hereby expressly waives any and all rights to bring any suit, action, or other proceeding in or before any court or tribunal other than the courts described above and covenants that it shall not seek in any manner to resolve any dispute other than as set forth in this paragraph. Further, the Executive and the Company each hereby expressly waives any and all objections either may have to venue, including, without limitation, the inconvenience of such forum, in any of such courts. In addition, each of the Parties consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement.

(c) The Executive hereby represents and agrees that, during the Restricted Period, if the Executive is offered employment or the opportunity to enter into any business activity, whether as owner, investor, executive, manager, employee, independent consultant, contractor, advisor or otherwise, the Executive will inform the offeror of the existence of Sections 10, 11, and 12 of this Agreement and provide the offeror a copy thereof. The Executive authorizes the Company to provide a copy of the relevant provisions of this Agreement to any of the persons or entities described in this Section 21(c) and to make such persons aware of the Executive’s obligations under this Agreement.

22. Validity/Severability. If any provision of this Agreement or the application of any provision is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal. To the extent any provisions held to be invalid, unenforceable or otherwise illegal cannot be reformed, such provisions are to be stricken herefrom and the remainder of this Agreement will be binding on the parties and their successors and assigns as if such invalid or illegal provisions were never included in this Agreement from the first instance.

23. Survival of Provisions. Notwithstanding any other provision of this Agreement, the Parties’ respective rights and obligations under Sections 9, 10, 11, 12, 13, 14, 15, 17, 18, 19, 20, 21, and 25 (plus any definitions in Section 29 referenced in such sections) will survive any termination or expiration of the Employment Term of this Agreement or the termination of the Executive’s employment.

24. Representations and Acknowledgements.

(a) The Executive hereby represents that, except as he has disclosed to the Company, he is not subject to any restriction on his ability to enter into this Agreement or to perform his duties and responsibilities hereunder, including, but not limited to, any covenant not to compete with any former employer.

(b) The Executive further represents that, to the best of his knowledge, his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement with another party, including without limitation any agreement to keep in confidence proprietary information, knowledge or data the Executive acquired in confidence or in trust prior to his employment with the Company, and that he will not knowingly disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer not included in the Company Group or others.

(c) The Executive agrees that incentive compensation will be subject to any compensation clawback, recoupment and stock ownership policies that may be applicable generally to senior executives of the Company, as in effect from time to time and as approved by the Board or a duly authorized committee thereof.

25. Compliance with Code Section 409A. With respect to reimbursements or in-kind benefits provided under this Agreement: (a) the Company will not provide for cash in lieu of a right to reimbursement or in-kind benefits to which the Executive has a right under this Agreement, (b) any reimbursement or provision of in-kind benefits made during the Executive’s lifetime (or such shorter period prescribed by a specific provision of this Agreement) shall be made not later than December 31st of the year following the year in which the Executive incurs the expense, and (c) in no event will the amount of expenses so reimbursed, or in-kind benefits provided, by the Company in one year affect the amount of expenses eligible for reimbursement or in-kind benefits to be provided, in any other taxable year. Each payment, reimbursement or in-kind benefit made pursuant to the provisions of this Agreement shall be regarded as a separate payment and not one of a series of payments for purposes of Section 409A of the Code. It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A of the Code so as not to subject the Executive to the payment of the additional tax, interest and any tax penalty which may be imposed under Code Section 409A. In furtherance of this interest, to the extent that any provision hereof would result in the Executive being subject to payment of the additional tax, interest and tax penalty under Code Section 409A, the parties agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A; and, in all events (including prior to or after any such amendment) interpret its provisions in a manner that complies with Section 409A of the Code. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A of the Code upon or following a termination of employment, unless such termination is also a Separation from Service and the payment thereof prior to a Separation from Service would violate Section 409A of the Code. Furthermore, if the Executive is a Specified Employee, with respect to any amount or benefit payable or due by reason of the Separation from Service that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code (after taking into account all applicable exemptions), such amounts or benefits shall not commence until after the end of the six continuous month period following the date of the Executive’s Separation from Service, in which case, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump-sum cash payment on the first day of the seventh month following the date of the Executive’s Separation from Service. If any payment which is deemed to be non-qualified deferred compensation within the meaning of Section 409A (after taking into account any applicable exemptions) is payable upon a Separation from Service and is payable in a time period which spans two calendar years, such payment shall be paid in the second calendar year. Notwithstanding the foregoing, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with the Agreement is guaranteed, and the Executive shall be responsible for any taxes, penalties and interest imposed on him under or as a result of Section 409A of the Code in connection with the Agreement except to the extent such taxes, interest or penalties arise from a violation of the Company of this Agreement.

26. Amendment; Waiver. Except as otherwise provided herein, this Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both Parties hereto. Any waiver shall be in writing and signed by the Party against whom such waiver is sought. No waiver by either Party at any time of any breach by the other Party hereto or compliance with any condition or provision of this Agreement to be performed by such other Party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

27. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

28. Headings. Unless otherwise noted, the headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

29. Defined Terms.

(a) “Accounting Firm” has the meaning set forth in Section 9(h)(iii).

(b) “Affiliate” shall mean any person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Company.

(c) “Agreement” has the meaning set forth in the preamble.

(d) “Base Salary” has the meaning set forth in Section 4(a).

(e) “Board” has the meaning set forth in Section 4(b).

(f) “Cause” shall mean:

(i) any act or omission constituting a material and intentional breach by the Executive of any provisions of this Agreement after notice is delivered by the Company that identifies the manner in which the breach occurred, if within 30 days of such notice, the Executive fails to cure any such failure capable of being cured;

(ii) the continued failure by the Executive to substantially perform his duties hereunder (other than any such failure resulting from the Executive’s Disability), after demand for performance is delivered by the Company that identifies the manner in which the Company believes the

Executive has not performed his duties, if, within 30 days of such demand, the Executive fails to cure any such failure capable of being cured;

(iii) any misconduct that is materially injurious to the Company or any Subsidiary, or that the Company determines may be materially injurious to the Company, financial or otherwise, including, but not limited to, misappropriation, fraud including with respect to the Company’s accounting and financial statements, embezzlement or conversion by the Executive of the Company’s or any of its Subsidiary’s property in connection with the Executive’s duties or in the course of the Executive’s employment with the Company;

(iv) the conviction (or plea of no contest) of the Executive for any felony or the indictment of the Executive for any felony including, but not limited to, any felony involving fraud, moral turpitude, embezzlement or theft in connection with the Executive’s duties or in the course of the Executive’s employment with the Company;

(v) the commission of any intentional or knowing violation of any antifraud provision of the federal or state securities laws;

(vi) there is a final, non-appealable order in a proceeding before a court of competent jurisdiction or a final order in an administrative proceeding finding that the Executive committed any willful misconduct or criminal activity (excluding minor traffic violations or other minor offenses) which commission is materially inimical to the interests of the Company or any Subsidiary, whether for his personal benefit or in connection with his duties for the Company or any Subsidiary;

(vii) current alcohol or prescription drug abuse affecting work performance;

(viii) current illegal use of drugs; or

(ix) material violation of the Company’s Code of Conduct that results in harm to the Company.

with written notice of termination by the Company for Cause in each case provided under this Section 29(f).

(g) “CEO” has the meaning set forth in Section 3(a).

(h) “Change in Control” shall mean, and shall be deemed to have occurred upon one or more of the following events:

(i) any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, other than the Company or any of its Affiliates, shall become the beneficial owner, directly or indirectly, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 30% or more of the combined voting power of the securities entitled to vote generally in the election of the directors of the Company;

(ii) the Board approves, in one or a series of transactions, a plan of complete liquidation of the Company or, there is a sale or other disposition by the Company of all or substantially all of its assets in one or more transactions to any Person other than any Affiliate of the Company;

(iii) any time at which individuals who, as of Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individuals were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as the result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(iv) consummation by the Company of a reorganization, merger, consolidation or other business combination (any of the foregoing, a “Business Combination”) of the Company or any subsidiary of the Company with any other corporation, in any case with respect to which the voting securities entitled to vote generally in the election of directors of the Company outstanding immediately prior to such Business Combination do not, immediately following such Business Combination, continue to represent (either by remaining or being converted into voting securities of the resulting or surviving entity or any ultimate parent thereof) more than 50% of the outstanding common stock and of the then outstanding voting securities entitled to vote generally in the election of directors of the resulting or surviving entity (or any ultimate parent thereof).

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any award or amount which provides for the deferral of compensation and is subject to Section 409A of the Code, then, to the extent required to comply with Section 409A, the transaction or event described in clause (i), (ii), (iii), or (iv) above with respect to such award or amount must also constitute a “change of control event” as defined in the Treasury Regulation §1.409A-3(i)(5).

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including any rules and regulations promulgated thereunder, along with Treasury and IRS Interpretations thereof. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

(j) “Common Stock” means common stock of the Company.

(k) “Company” has the meaning set forth in the preamble.

(l) “Company Group” has the meaning set forth in Section 10(a).

(m) “Compensation Committee” means the Compensation Committee of the Board.

(n) “Developments” has the meaning set forth in Section 12(a).

(o) “Disability” or “Disabled” shall mean:

(i) the Executive’s incapacity due to physical or mental illness to substantially perform his duties and the essential functions of his position, with or without reasonable accommodation, on a full-time basis for six months, and within 30 days after a notice of termination is thereafter given by the Company, the Executive shall not have returned to the full-time performance of the Executive’s duties; and, further,

(ii) the Executive becomes eligible to receive benefits under the LTD Plan;

provided, however, if the Executive shall not agree with a determination to terminate his employment because of Disability, the question of the Executive’s disability shall be subject to the certification of a qualified medical doctor agreed to by the Company and the Executive. The costs of such qualified medical doctor shall be paid for by the Company.

(p) “Effective Date” has the meaning set forth in Section 2.

(q) “Employee Plans” has the meaning set forth in Section 5.

(r) “Employment Term” has the meaning set forth in Section 2.

(s) “Excess Payment” has the meaning set forth in Section 9(h)(ii).

(t) “Executive” has the meaning set forth in the preamble.

(u) “Excise Tax” has the meaning set forth in Section 9(h)(i).

(v) “Good Reason” means the occurrence of any of the following without the Executive’s written consent, unless within 30 days of the Executive’s written notice of termination of employment for Good Reason, the Company cures any such occurrence:

(i) a material reduction in the Executive’s duties, authorities and responsibilities;

(ii) the Company’s material breach of this Agreement, including without limitation, the Executive no longer reporting directly to the Company’s CEO or being removed as President of the Company other than for Cause, death or Disability, or the Company failing to make the equity grants and/or the cash payments (including the share repurchase set forth in Section 4(c)(iii)) required under Section 4(c) in a timely manner;

(iii) a material reduction in the Executive’s Base Salary or target bonus opportunity as a percentage of Base Salary; or

(iv) a material relocation of the Executive’s principal place of work, which for purposes of this Agreement means a relocation of more than 50 miles from the location as of the Effective Date.

Any occurrence of Good Reason shall be deemed to be waived by the Executive unless the Executive provides the Company written notice of termination of employment for Good Reason within 90 days of the event giving rise to Good Reason or the Executive fails to terminate employment for Good Reason within 30 days following the end of the Company’s 30-day cure period.

(w) “IPO” means the first sale of equity securities issued by the Company, which sale is registered under the Securities Act, and which securities are listed on a National Securities Exchange.

(x) “JAMS” has the meaning set forth in Section 15.

(y) “National Securities Exchange” means a securities exchange described in Section 18(b)(1) of the Securities Act.

(z) “Parties” has the meaning set forth in the preamble.

(aa) “Party” has the meaning set forth in the preamble.

(bb) “Payment” has the meaning set forth in Section 9(h)(i).

(cc) “Payment Period” means the period of 12 continuous months, as measured from the Executive’s Separation from Service.

(dd) “Proprietary Information” has the meaning set forth in Section 10(a)(i).

(ee) “Release” means a release of claims by the Executive in connection with the payment of benefits under this Agreement in a form reasonably acceptable to the Company and consistent with this Agreement, of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, and the termination thereof (other than claims for any entitlements under the terms of this

Agreement or under any plans or programs of the Company under which the Executive has accrued and is due a benefit) and does not contain any restrictions of the Executive’s activities following termination of employment other than those expressly set forth in this Agreement.

(ff) “Release Consideration and Revocation Period” means the combined total of the Release Consideration Period and the Release Revocation Period.

(gg) “Release Consideration Period” means the period of time pursuant to the terms of the Release afforded the Executive to consider whether to sign it, which period will be at least as long as the number of days required by applicable law and, in all events, shall end no earlier than the 45th day following the Separation from Service date.

(hh) “Release Revocation Period” means the period pursuant to the terms of an executed Release in which it may be revoked by the Executive which in all events shall not be more than 7 days, subject to compliance with applicable law.

(ii) “Restricted Period” means the 12-month period following the Executive’s date of termination of employment with the Company for any reason.

(jj) “Section 409A of the Code” means Section 409A of the Code and any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of Treasury or the Internal Revenue Service.

(kk) “Securities Act” means the Securities Act of 1933.

(ll) “Separation from Service” means a “separation from service” from the Company and its subsidiaries as described under Section 409A of the Code. Separation from Service will occur on the date on which the Executive’s level of services to the Company decreases to 21% or less of the average level of services performed by the Executive over the immediately preceding 36-month period (or if providing services for less than 36 months, such lesser period) after taking into account any services that the Executive provided prior to such date or that the Company and the Executive reasonably anticipate the Executive may provide (whether as an employee or as an independent contractor) after such date. For purposes of the determination of whether the Executive has had a Separation from Service, the term “Company” shall mean the Company and any affiliate with which the Company would be considered a single employer under Section 414(b) or 414(c) of the Code, provided that in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Sections 1563(a)(1), (2) and (3) of the Code, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.

(mm) “Specified Employee” shall mean an executive who is a “specified employee” for purposes of Section 409A of the Code, as administratively determined by the Board in accordance with the guidance and Treasury regulations issued under Section 409A of the Code.

(nn) “Subsidiary” shall mean any entity, corporation, partnership (general or limited), limited liability company, entity, firm, business organization, enterprise, association or joint venture in which the Company directly or indirectly controls at least 50% of the voting interest. Notwithstanding the foregoing, for purposes of Section 3(a), “Subsidiary” shall mean any affiliate with which the Company would be considered a single employer as described in the definition of Separation from Service.

(oo) “Underpayment” has the meaning set forth in Section 9(h)(ii).

Signature Page Follows

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by an officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

LIGHTBEAM ELECTRIC COMPANY

By:	/s/ James Lavelle
Name:	James Lavelle
Title:	Chairman and CEO

/s/ Carl Weatherley-White
Carl Weatherley-White